UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 21, 2010

CORNERSTONE HEALTHCARE PLUS REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.   Entry into a Material Definitive Agreement

On July 20, 2010, through a wholly-owned subsidiary, we entered into a definitive purchase and sale agreement in connection with the acquisition of Carriage Court of Hilliard (the “Carriage Court”), located in Hilliard, OH from an affiliate of Wilkinson Real Estate,  a non-related party, for an approximate purchase price of  $17.5 million.  Except with respect to specific contingencies, we do not have the right to terminate the agreement without seller’s consent. We would fund the purchase of the Carriage Court with proceeds from a mortgage loan from an unaffiliated lender and with proceeds from our initial public offering.

Also on July 20, 2010, through a wholly-owned subsidiary, we entered into a definitive purchase and sale agreement in connection with the acquisition of Terrace at Mountain Creek, located in Chattanooga, TN from an affiliate of Wilkinson Real Estate, a non-related party, for an approximate purchase price of $8.5 million.  Except with respect to specific contingencies, we do not have the right to terminate the agreement without seller’s consent. We would fund the purchase of this property with proceeds from a mortgage loan from an unaffiliated lender and with proceeds from our initial public offering

Both Carriage Court and Terrace at Mountain Creek are operated by Good Neighbor Care (“GNC”) which will continue to operate both properties.  GNC is a large United States senior housing operator, managing 52 assets across the United States.

Carriage Court is an assisted living facility with a total of 102 units, including 64 assisted living units and 38 memory care units,  in an approximately 70,000 square feet building that was constructed  in 1998.   The property is located in Columbus, Ohio, in the western suburb of Hilliard.  Columbus is the state capital of Ohio and the state’s third largest city, with over 2,000,000 residents. Nearly all of the large national senior housing operators have a presence in the Columbus metropolitan statistical area (“MSA”). As of June 25, 2010, the occupancy for this property was 97.1%.

The Terrace at Mountain Creek  is an assisted living facility consisting of 116 units, including 42 independent living units, 61 assisted living units and 13 memory care units, in an approximately 110,000 square foot building that was constructed in 1995.  The property is located near Signal Mountain, just west across the Tennessee River from downtown Chattanooga, Tennessee.  Signal Mountain is known as a high end submarket in Chattanooga.  Chattanooga is the fourth largest city in Tennessee, with a population of roughly 500,000.  The city is strategically located two hours from each of Atlanta, Nashville, Birmingham and Knoxville.  As of June 25, 2010, the occupancy for this property was 96.6%.

In evaluating this acquisition and determining the appropriate amount of consideration to be paid for each of these acquisitions, we considered a variety of factors including overall valuation of targeted net rental income, location, demographics, existing and planned competitive properties and analyzed how each property compares to comparable properties in its market.

In connection with executing purchase and sale agreements to acquire Carriage Court and Terrace at Mountain Creek, we paid a total of $100,000 in deposits to escrow accounts, and under the terms of the purchase and sale agreements, we are obligated to pay certain closing costs, including, but not limited to attorneys' fees, certain title insurance premiums, survey costs, recording costs and escrow charges. Each deposit became non-refundable upon execution of each Agreement except with respect to specific contingencies.  The acquisition of both properties is currently scheduled to be completed in August 2010.  Although most contingencies have been satisfied and we expect to close in accordance with the terms of the Agreements, there can be no assurance that remaining contingencies will be satisfied or that events will not arise that could prevent us from acquiring one or both of the properties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE HEALTHCARE PLUS REIT, INC.

Dated: July 21, 2010	By:	/s/ SHARON C. KAISER
Sharon C. Kaiser,
Chief Financial Officer